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Exhibit 23(h)(2)


                           AGREEMENT RESPECTING NAMES

         This Agreement is made as of the 1st day of October, 1995, by and between Davis Selected Advisers, L.P., f/k/a Selected/Venture Advisers, L.P., a Colorado limited partnership, with its principal offices located at 124 East Marcy Street, Santa Fe, NM ("DSA") and Davis Series, Inc., f/k/a Retirement Planning Funds of America, Inc., a Maryland corporation with its principal offices located at 124 East Marcy Street, Santa Fe, NM (the "Fund").

         WHEREAS, DSA is the owner of the trade name and service mark and all applications and registrations thereof known and identified as "DAVIS SELECTED ADVISERS, L.P. (the "Adviser Name")";

         WHEREAS, prior to the date hereof, the name of Davis Series, Inc. was Retirement Planning Funds of America, Inc. ("Previous Fund Name");

         WHEREAS, the Fund issues series of stock in the names as listed on Exhibit A attached to this Agreement ("Series Names");

         WHEREAS, prior to the date hereof, the Series Names were as listed on Exhibit B attached to this Agreement (Previous Series Names");

         WHEREAS, the Fund is the owner of the name Davis Series, Inc. (the "Fund Name");

         WHEREAS, the Fund is the owner of the Series Names;

         WHEREAS, the Fund is the owner of the name Retirement Planning Funds of America, Inc.;

         WHEREAS, the Fund is the owner of the Previous Series Names; and

         WHEREAS, DSA is the investment adviser to the Fund.

         NOW THEREFORE in consideration of the foregoing and of the mutual licenses and promises hereinafter set forth, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Ownership of the Adviser Name. Subject to the terms of this Agreement, the Fund acknowledges DSA's exclusive right, title and interest in and to the Adviser Name and any registration that has or may issue thereon, and will not do or cause to be done any act or thing in any way contesting or impairing or tending to impair any part of such title and interest. The Fund shall not in any manner represent that it has any ownership in the Adviser Name or registration thereof, and the Fund acknowledges that


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use of the Adviser Name shall not create in the Fund's favor any right, title or interest in or to the Adviser Name. All uses of the Adviser Name by the Fund shall inure to the benefit of DSA.

         2. Ownership of the Fund, Previous Fund, Series Names and Previous Series Names.

         (a) DSA acknowledges the Fund's exclusive right, title and interest in and to the Fund Name, Previous Fund Name, Series Name and Previous Series Names and any registration that has or may issue thereon, and will not do or cause to be done any act or thing in any way contesting or impairing or tending to impair any part of such title and interest. All uses of the Fund Name, Previous Fund Name, Series Names and Previous Series Names by DSA shall inure to the benefit of the Fund.

         (b) During and after the term of this Agreement, in perpetuity, DSA or a legal successor or entity which controls, is controlled by or is under common control with, DSA, shall at no time advise, form, administer, act as the principal underwriter of, sponsor, distribute, or be in the position of an affiliated person (as defined in the Investment Company Act of 1940 (the "Act")) to, without the Fund's prior written consent, any investment company which uses in its name or the name of any series, any word, name or mark which is the same as, similar to or likely to be confusing with the Fund Name, Previous Fund Name, Series Names as listed on Exhibit A attached to this Agreement, or Previous Series Names as listed on Exhibit B attached to this Agreement.

         3. Future Names.

         (a) Unless it is otherwise agreed to by the parties, any name of a new series issued by the Fund after the date hereof shall be owned by the Fund. The new series names shall be referred to in this Agreement as "New Series Names."

         (b) All terms and conditions provided for the Series Names under this Agreement shall apply to any New Series Names.

         4. Unauthorized Use.

         (a) The Fund agrees to notify DSA of any allegations of any unauthorized use of the Adviser Name by others which come to the Fund's attention. The Fund, at its sole cost and expense, may take all action necessary in its own name and on behalf of DSA to protect the Adviser Name from unauthorized use by others. If required by law, the Fund may name DSA as a party plaintiff to suits filed by the Fund under this paragraph. However, at its election, DSA may take and bring such actions.

         (b) DSA agrees to notify the Fund of any allegations of any unauthorized use of the Fund Name, Previous Fund Name, any one of the Series Names, or any one of the Previous Series Names by others which comes to DSA's attention. DSA, at its sole cost and expense, may take all action necessary in its own name and on behalf of the Fund to


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protect the Fund Name, Previous Fund Name, Series Names and Previous Series
Names from unauthorized use by others. If required by law, DSA may name the Fund as a party plaintiff to suits filed by DSA under this paragraph. However, at its election, the Fund may take and bring such actions.

         5. Representation and Warranty. Each party represents and warrants to the other that such party has taken all required corporate action to authorize the execution and performance of this Agreement.

         6. Term.

         (a) This Agreement shall continue in full force and effect until the date DSA or a legal successor or entity which controls, is controlled by or is under common control with DSA, is no longer the investment adviser to the Fund. At such time this Agreement shall terminate.

         (b) Upon the termination of this Agreement, DSA will, within a time period that is practicable, change its name and the names of its series so that the Fund Name and the Series Names no longer contain the Davis name.

         7. No Joint Venture. Nothing herein contained shall be construed to create a partnership, joint venture, joint enterprise, joint arrangement or profit sharing plan between the parties, and the Fund shall have no power to obligate or bind DSA in any manner whatsoever.

         8. Governing Law. It is agreed that this Agreement shall be interpreted according to the laws of the State of New Mexico and the laws of the United States of America.

         9. Assignment. This Agreement shall not be assigned by either party without the other party's prior written consent.

         10. Survival. Sections 1, 2 and 3 of this Agreement shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.


DAVIS SELECTED ADVISERS, L.P.       DAVIS SERIES, INC.
By:    Venture Advisers, Inc.


                                    By: /s/ Raymond Padilla
                                    -----------------------------
By: /s/ Carl Luff                   Its: [vice president]
-------------------
Its: [president]


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                                    EXHIBIT A



DAVIS GROWTH OPPORTUNITY FUND

DAVIS FINANCIAL FUND

DAVIS GOVERNMENT BOND FUND

DAVIS REAL ESTATE FUND

DAVIS CONVERTIBLE SECURITIES FUND

DAVIS GOVERNMENT MONEY MARKET FUND


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                                    EXHIBIT B



GROWTH FUND

BOND FUND

REAL ESTATE SECURITIES FUND

FINANCIAL VALUE FUND